Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
October 18, 2006	(858) 503-3233

MAXWELL FILES PATENT INFRINGEMENT LAWSUIT AGAINST NESSCAP

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL), a leading developer and manufacturer of ultracapacitor products, has filed a patent infringement lawsuit against Nesscap Co., an ultracapacitor manufacturer based in Korea. The lawsuit alleges that Nesscap’s ultracapacitors infringe Maxwell’s patented intellectual property.

Maxwell filed the lawsuit in the United States District Court for the Southern District of California, located in San Diego. Maxwell is seeking monetary damages and an injunction to stop Nesscap’s sales of infringing products. Maxwell is represented in the lawsuit by Morrison & Foerster LLP.

“Maxwell has invested millions of dollars and many years of research developing our ultracapacitor technology and securing patent protection for those innovations,” said Dr. Richard Balanson, Maxwell’s president and chief executive officer. “Nesscap has shown by its conduct that it will attempt to gain market share with customers that have been converted to the use of ultracapacitors by Maxwell’s innovative technology, and, in the process, infringe our intellectual property. We have examined Nesscap’s ultracapacitors and determined that they infringe our intellectual property, and are therefore vigorously enforcing our legal rights to protect our investment.”

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

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